Exhibit 10.4

June 19, 2018

Nord Samuelson

54 Stevens Farm Road

Freeport, ME 04032

Dear Nord:

As you may know, Cotiviti Holdings, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will become a direct or indirect wholly-owned subsidiary of Verscend Technologies, Inc. (“Parent”) or one of its affiliates (the “Merger”). We are pleased to inform you that, in connection with the Merger, the Company has determined that you are eligible to receive a cash bonus in accordance with the terms and conditions set forth in this letter agreement.

1. Bonus. Subject to your continued employment with the Company or its affiliates through the closing of the Merger (the “Closing”), and your timely execution and non-revocation of a general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit A (the “Release”) no earlier than the date of the Closing (the “Closing Date”) and no later than the 10th day following the Closing Date, the Company will pay you a cash bonus equal to $150,000 (the “Bonus”). The Bonus shall be paid to you in a single lump sum promptly following your timely execution and delivery of the Release but no later than 30 days following the Closing Date. If your employment with the Company or its affiliates is terminated for any reason prior to the Closing Date, your right to the Bonus will be forfeited, you will have no right to receive any portion of the Bonus and the Company will have no further obligations to you under this letter agreement.

2. Withholding. The Company or its affiliates may withhold from any amount payable under this letter agreement such federal, tax or local taxes as are required to be withheld pursuant to any applicable law or regulation.

3. Best Pay Cap.
a.

Notwithstanding any other provision of this letter agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a termination of your employment, whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code” and such excise tax, the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, any cash payments to you shall first be reduced (with any payments that are exempt from Code Section 409A being reduced first), and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

b.

All determinations regarding the application of this Section 3 shall be made by an accounting firm or consulting group with nationally recognized standing selected by the Company prior to the date of the applicable change in control (the “280G Firm”).  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Code Sections 280G(d)(3) and (4).

4. Non-Disparagement; Restrictive Covenants. You agree not to disparage the Company or its affiliates (including Parent), or any of the affiliates, officers, directors, employees, shareholders, and/or agents of the Company or its affiliates (including Parent), as applicable, in any manner intended or reasonably likely to be harmful to them or their business, business reputation, or personal reputation. Similarly, the Company and its affiliates (including Parent), and the officers, directors, employees, and shareholders of the Company and its affiliates (including Parent) agree not to disparage you, in any manner intended or reasonably likely to be harmful to you or your business reputation or personal reputation.  In addition, you agree and acknowledge that as consideration for the Bonus, your right to receive and retain the Bonus is subject to and conditioned upon your continued compliance with the restrictive covenants (including without limitation any confidentiality, non-solicitation and non-competition covenants) contained in an employment or similar agreement between you and the Company and/or any of its subsidiaries or affiliates.

5. Section 409A.  Notwithstanding anything to the contrary herein, no portion of the Bonus shall be paid during the six-month period following your “separation from service” (within the meaning of Code Section 409A) if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of your death), you will be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

6. No Right to Continued Employment. Nothing contained in this letter agreement shall (i) confer upon you any right to continue in the employ the Company or its affiliates, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the rights of the Company or its affiliates to terminate your employment at any time, for any reason, with or without cause.

7. Entire Agreement. This letter agreement constitutes the entire and complete agreement between you and the Company and its affiliates with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between you and the Company or its affiliates (or any predecessor or representative (including officer, shareholder or director) thereof) with respect to the subject matter hereof.

8. Governing Law. This letter agreement shall be administered, interpreted and enforced under the laws of the State of Maine without regard to the conflicts of law principles thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the space provided below for your signature no later than June 20, 2018 (this document will be provided to you via Docusign for your execution). Please retain one fully-executed original for your files.

[Signature Page Follows]

Sincerely,

Cotiviti Holdings, Inc.

By:

Name: J. Douglas Williams

Title:  Chief Executive Officer

Accepted, Acknowledged and Agreed,

By: /s/ Nord Samuelson

Print Name: Nord Samuelson

Date: June 20, 2018

EXHIBIT A

This General Release of Claims (“Release”) is entered into as of _________________ (date), between Nord Samuelson (“Executive”) and Cotiviti Holdings, Inc. (the “Company”) effective as of Executive’s signature set forth below (the “Effective Date”).

1.

Release and Waiver. As a condition to the effectiveness of the terms of that certain letter agreement dated October 23, 2017, by and between the Company and Executive (the “letter agreement”) and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, on [his/her] own behalf and on behalf of [his/her] heirs, family members, executors, agents, and assigns, hereby forever fully and irrevocably releases, waives, and discharges each of the Company and its affiliates, and any of their respective parents, subsidiaries, affiliates and/or successors (together with their respective current and former heirs, assigns, agents, directors, officers, employees, consultants, contractors, agents, stockholders and representatives of such entities, and all persons acting by, through, under or in concert with them, or any of them, the “Released Parties”) from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which [he/she] now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released hereunder include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to Executive’s employment or termination of employment with the Released Parties, or any of them, any alleged breach of any express or implied contract of employment, breach of implied covenant of good faith and fair dealing, breach of public policy, libel, slander, defamation, breach of privacy, wrongful discharge/termination, infliction of emotional distress, or any alleged torts or other alleged legal restrictions on any Released Party’s right to terminate Executive’s employment, and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964 and the Americans With Disabilities Act. Notwithstanding the foregoing, this Release shall not extend to (i) any rights to receive payment of the Bonus in accordance with the letter agreement, (ii) any rights to accrued or vested compensation or benefits Executive may have, if any, under any applicable plan, policy, program, arrangement or agreement of any Releasees, (iii) any rights Executive may have under the Merger Agreement (as defined in the letter agreement), (iv) any rights arising under any contract in writing between Executive and any Releasees existing as of and/or in connection with, and continuing in effect after, the Closing Date (as defined in the letter agreement), unless such contracts were required to be terminated pursuant to the terms of the Merger Agreement, including, without limiting the foregoing, any employment or severance arrangement or (v) to any claims that cannot be waived as a matter of law or Executive’s rights to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(1)EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2)EXECUTIVE HAS 21 DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3)EXECUTIVE HAS SEVEN DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

2.

No Actions. Executive irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Claim. Executive agrees that if [he/she] hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Released Parties, or any of them, any of the Claims released hereunder, then [he/she] will pay to the Released Parties, and each of them, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Released Parties in defending or otherwise responding to said suit or Claim. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Released Parties, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

3.

Representations and Warranties. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which [he/she] may have against the Released Parties, or any of them, and Executive agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Released Parties, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against Executive under this indemnity.

4.

Liability. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Released Parties, or any of them.

5.	Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.

Governing Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of Maine, including all matters of construction, validity and performance, without regard to conflicts of law principles.

IN WITNESS WHEREOF, Executive has executed this Release as of ______________ (date).

___________________________

Nord Samuelson